CERTIFICATE OF AMENDMENT

                                       OF
                          CERTIFICATE OF INCORPORATION

                                       OF

                           CURBSTONE ACQUISITION CORP.


         Curbstone Acquisition Corp., incorporated on November 29, 1988.

         Thomas R. Brooksbank and George G. Chachas hereby certify that:

First:            They are the president and secretary, respectively, of
Curbstone Acquisition Corp., a Delaware corporation (the "Corporation").

Second: That at a meeting of the Board of Directors of Curbstone Acquisition Corp., a Delaware corporation, held on December 1, 1997, a resolution was duly adopted setting for a proposed amendment of the Certificate of Incorporation. The resolution setting forth the proposed amendment is as follows:

RESOLVED, That the Article 1., of the Certificate of Incorporation of this Corporation is amended to read as follows:

                                    ARTICLE 1

         The  name  of  this  Corporation   (hereinafter   called  the  or  this
"Corporation") is ELECTROOPTICAL SYSTEMS CORP.

Third: That thereafter, pursuant to resolution of its Board of Directors, the shareholders holding the necessary number of shares as required by statute, voted for, approved and adopted the amendment to the Certificate of Incorporation in accordance with Section 228 of the General Corporation Law of the State of Delaware.

Fourth: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware. We further declare under penalty of perjury under the laws of the State of Delaware that the matters set forth in this certificate are true and correct of our own knowledge.

Date:  December 1, 1997                /s/Thomas R. Brooksbank
                                     By:  Thomas R. Brooksbank
                                     Its: President


                                       /s/George G. Chachas
                                     By:  George G. Chachas
                                     Its: Secretary